Exhibit 10.15(c)

THIRD AMENDMENT TO
LOAN AND SECURITY AGREEMENT

This Third Amendment to Loan and Security Agreement (“Amendment”) is dated as of August 12, 2013 by and among CARS ACQUISITION LLC, a Georgia limited liability company, CAR FINANCIAL SERVICES, INC., a Georgia corporation, CAR FUNDING II, INC., a Nevada corporation, and CONSUMER AUTO RECEIVABLES SERVICING, LLC, a Georgia limited liability company, FORTIVA HOLDINGS, LLC, a Georgia limited liability company, FORTIVA FUNDING, LLC, a Georgia limited liability company, and FORTIVA CAPITAL, LLC, a Georgia limited liability company (collectively, the “Borrowers” and each individually is referred to as a “Borrower”), WELLS FARGO BANK, N.A., successor by merger to Wells Fargo Preferred Capital, Inc., as agent for Lenders (“Agent”), and the financial institutions a party hereto as lenders (collectively, the “Lenders” and each is a “Lender”).

BACKGROUND

A.Borrowers, Lenders, and Agent are parties to a certain Loan and Security Agreement dated as of October 4, 2011 (as amended or modified from time to time, the “Loan Agreement”). Capitalized terms used but not otherwise defined in this Amendment shall have the meanings respectively ascribed to them in the Loan Agreement.

B.Borrowers have requested and Agent and Lenders have agreed to amend the Loan Agreement in certain respects, all on the terms and conditions set forth herein.
NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby promise and agree as follows:

1.Amendments.
(a)Definitions. The following definitions contained in Section 1.1 of the Loan Agreement are amended and restated as follows:
“Eligible Fortiva Receivables” means, as of the date of determination, Receivables which are Chattel Paper, which conform to the warranties set forth in Section 4.1 hereof, in which Agent has a validly perfected first priority Lien, and which are not any of the following: (i) Receivables for which a payment is more than sixty (60) days past due on a contractual basis; (ii) Receivables subject to litigation or legal proceedings or Receivables which are subject to bankruptcy proceedings or the account debtor with respect to which is a debtor under the Bankruptcy Code; (iii) Receivables for which the related collateral has been assigned for repossession or has been repossessed; (iv) Receivables from (A) equity holders of any Borrower, (B) any Affiliate or (C) any employee of an Affiliate; (v) Receivables which have been rescheduled as a result of delinquency status; (vi) Receivables with an original principal balance in excess of Eight Thousand Dollars ($8,000); (vii) Receivables which provide for interest only or no monthly payment; (viii) Receivables secured in whole or in part by real estate; (ix) Receivables not serviced by a Fortiva Borrower, an Affiliate of a Fortiva Borrower, Fortiva Servicer or other Person acceptable to Agent in its reasonable discretion; (x) Receivables purchased by Fortiva Borrowers as part of a bulk purchase in excess of One Million Dollars ($1,000,000) without Agent’s prior written approval; (xi) Receivables that are not in compliance with Fortiva Borrowers’ underwriting guidelines; (xii) Receivables for which the account debtor’s chief executive office, principal place of business or primary residence, as applicable, is not within one of the fifty states of the United States of America or (xiii) Receivables which, in Agent’s reasonable discretion, do not constitute acceptable collateral.
“Eligible Receivables” means, as of the date of determination, Receivables which are Chattel Paper, which conform to the warranties set forth in Section 4.1 hereof, in which Agent has a validly perfected first priority Lien, and which are not any of the following: (i) Receivables for which a payment is more than sixty-one (61) days past due on a contractual basis; (ii) Receivables from (A) equity holders of any Borrower, (B) any Affiliate or (C) any employee of an Affiliate; (iii) Receivables subject to litigation or legal proceedings or Receivables which are subject to bankruptcy proceedings or the account debtor with respect to which is a debtor under the Bankruptcy Code; (iv) Receivables which have been restructured or otherwise modified except as may be required by applicable law (including, without limitation, SCRA and the United States Bankruptcy Code); (v) PIPP Receivables

with a purchased term in excess of eighteen (18) months; (vi) Receivables (other than PIPP Receivables) with remaining terms following purchase in excess of thirty six (36) months; (vii) Receivables for which the amount, when aggregated with all other Receivables originated with respect to a specific dealer or group of related dealers, exceeds Ten Percent (10%) of all total Receivables of Borrowers then outstanding, to the extent of such excess; (viii) Receivables which provide for interest only; (ix) Receivables which provide for a balloon payment in an amount greater than two hundred percent (200%) of the regularly scheduled payment amount; (x) Receivables for which the original certificate of title is not received by Borrowers or Custodian within one hundred twenty (120) days of origination; (xi) Point of Sale Receivables for which the amount, when aggregated with all other Point of Sale Receivables, exceeds Ten Percent (10%) of all total Receivables of Borrowers then outstanding, to the extent of such excess; (xii) Point of Sale Receivables for which the title and/or lien receipt is not received by Borrowers or Custodian within sixty (60) days of origination; (xiii) Receivables for which the related collateral has been assigned for repossession or has been repossessed; (xiv) Receivables with more than two (2) extensions during the most recent twelve (12) month period or more than three (3) extensions in the aggregate; (xv) Receivables not serviced by Servicer for which the amount, when aggregated with all other such Receivables, exceeds Ten Percent (10%) of all total Receivables of Borrowers then outstanding, to the extent of such excess; (xvi) Floor Plan Receivables for which the amount, when aggregated with the gross Receivable amount of all other of such Receivables, exceeds the lesser of Twenty Percent (20%) of all total Receivables of Borrowers then outstanding or Ten Million Dollars ($10,000,000), to the extent of such excess; (xvii) Receivables purchased by Borrowers as part of a bulk purchase with a dealer advance in excess of Two Million Dollars ($2,000,000) without Agent’s prior written approval; (xviii) Receivables which have not been funded to the applicable dealer; (xix) Receivables originated on or after the date of this Agreement which constitute Non-Conforming Collateral; (xx) Receivables constituting Direct Consumer Loans unless an Eligible Direct Consumer Loan; (xxi) Receivables for which the account debtor’s chief executive office, principal place of business or primary residence, as applicable, is not within one of the fifty states of the United States of America; or (xxii) Receivables which, in Agent’s reasonable discretion, do not constitute acceptable collateral.
2.Amendment Fee. Upon the effectiveness of this Amendment, Lenders shall have fully earned and Borrowers shall be absolutely and unconditionally obligated to pay to Agent, for the benefit of Lenders, a non-refundable Twelve Thousand Five Hundred Dollars ($12,500) amendment fee (the “Amendment Fee”), which Amendment Fee shall be due and payable in immediately available funds on the date hereof.
3.Effectiveness Conditions. This Amendment shall be effective upon the completion of the following conditions precedent (all agreements, documents and instruments to be in form and substance satisfactory to Agent and Agent’s counsel):
(a)Execution and delivery to Agent by Borrowers and Atlanticus of this Amendment.
(b)Payment by Borrowers to the Agent of the Amendment Fee.
4.Representations and Warranties. Each Borrower represents and warrants to Agent and Lenders that:
(a)All warranties and representations made to Agent and Lenders under the Loan Agreement and the Credit Documents are true and correct in all material respects.
(b)The execution and delivery by such Borrower of this Amendment, the Note and each assignment, instrument, document, or agreement executed and delivered in connection herewith by such Borrower and the performance by such Borrower of the transactions herein and therein contemplated (i) are and will be within such Borrower’s powers, (ii) have been authorized by all necessary organizational action, and (iii) do not and will not violate any provisions of any law, rule, regulation, judgment, order, writ, decree, determination or award or breach any provisions of the charter, bylaws or other organizational documents of such Borrower, or constitute a default or result in the creation or imposition of any security interest in, or lien or encumbrance upon, any assets of such Borrower (immediately or with the passage of time or with the giving of notice and passage of time, or both) under any other contract, agreement, indenture or instrument to which such Borrower is a party or by which such Borrower or its property is bound with failure to comply resulting in a material adverse change in the business, operations, property (including the Collateral) or financial condition of such Borrower.
(c)This Amendment, the Note and any assignment, instrument, document, or agreement executed and delivered by such Borrower in connection herewith will be valid, binding and enforceable against such Borrower in accordance with its respective terms.
(d)No Event of Default or Default has occurred under the Loan Agreement or any of the other Credit Documents.

5.Representations and Release of Claims. Except as otherwise specified herein, the terms and provisions hereof shall in no manner impair, limit, restrict or otherwise affect the obligations of Borrowers or any third party to Agent and Lenders as evidenced by the Credit Documents. Borrowers hereby acknowledge, agree, and represent that (a) as of the date of this Amendment, there are no known claims or offsets against, or defenses or counterclaims to, the terms or provisions of the Credit Documents or the other obligations created or evidenced by the Credit Documents; (b) as of the date of this Amendment, no Borrowers has any known claims, offsets, defenses or counterclaims arising from any of Agent’s or any existing or prior Lender’s acts or omissions with respect to the Credit Documents or Agent’s or any existing or prior Lender’s performance under the Credit Documents; and (c) Borrowers jointly and severally promise to pay to the order of Agent and Lenders the indebtedness evidenced by the Notes according to the terms thereof.
6.Collateral. As security for the payment of the Obligations and satisfaction by Borrowers of all covenants and undertakings contained in the Loan Agreement and the Credit Documents, each Borrower reconfirms the prior security interest and lien on, upon and to, its Collateral, whether now owned or hereafter acquired, created or arising and wherever located. Borrowers hereby confirm and agree that all security interests and Liens granted to Agent for the ratable benefit of Lenders continue in full force and effect and shall continue to secure the Obligations. All Collateral remains free and clear of any Liens other than Permitted Liens. Nothing herein contained is intended to in any manner impair or limit the validity, priority and extent of Agent’s existing security interest in and Liens upon the Collateral.
7.Acknowledgment of Indebtedness and Obligations. Borrowers hereby acknowledge and confirms that, as of the date hereof, Borrowers are indebted to Agent and Lenders, without defense, setoff or counterclaim, under the Loan Agreement (in addition to any other indebtedness or obligations owed by Borrowers with respect to Bank Products owing to Agent and Wells Fargo Affiliates) in the aggregate principal amount of $24,000,000, plus continually accruing interest and all fees, costs, and expenses, including reasonable attorneys’ fees, incurred through the date hereof.
8.Ratification of Credit Documents. This Amendment shall be incorporated into and deemed a part of the Loan Agreement. Except as expressly set forth herein, all of the terms and conditions of the Loan Agreement and Credit Documents are hereby ratified and confirmed and continue unchanged and in full force and effect. All references to the Loan Agreement shall mean the Loan Agreement as modified by this Amendment.
9.Acknowledgment of Atlanticus. By execution of this Amendment, Atlanticus hereby acknowledges the terms and conditions of this Amendment and Atlanticus hereby ratifies and confirms that the Atlanticus Agreement continues unchanged and in full force and effect; provided, however, Atlanticus agrees and acknowledges that the term “Borrower” in the Atlanticus Agreement includes CAR Borrowers and Fortiva Borrowers.
10.Governing Law. This Amendment, the Loan Agreement, the Credit Documents and the transactions contemplated hereby or thereby, and any claim, controversy, or dispute arising out of or relating to this Amendment, the Loan Agreement, the Credit Documents and the transactions contemplated hereby or thereby shall be governed by, construed and enforced in accordance with the laws of the State of Iowa, excluding its conflict of law rules.
11.Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, and such counterparts together shall constitute one and the same respective agreement. Signature by facsimile or PDF shall also bind the parties hereto.

[SIGNATURES ON FOLLOWING PAGES]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective duly authorized officers as of the date first above written.

BORROWERS:

CARS ACQUISITION LLC By:/s/Rick Potter Name:Rick Potter Title:President
CAR FINANCIAL SERVICES, INC. By:/s/Rick Potter Name:Rick Potter Title:President
CAR FUNDING II, INC. By:/s/ Jay Putnam Name:Jay Putnam Title:Vice President
CONSUMER AUTO RECEIVABLES SERVICING, LLC By:/s/Rick Potter Name:Rick Potter Title:President
FORTIVA HOLDINGS, LLC By:/s/Rosalind T. Drakeford Name:Rosalind T. Drakeford Title:Secretary
FORTIVA FUNDING, LLC By:/s/Rosalind T. Drakeford Name:Rosalind T. Drakeford Title:Secretary
FORTIVA CAPITAL, LLC By:/s/Rosalind T. Drakeford Name:Rosalind T. Drakeford Title:Secretary

Acknowledged:

ATLANTICUS HOLDINGS CORPORATION

By:    /s/Rohit H. Kirpalani
Name:    Rohit H. Kirpalani
Title:    General Counsel, Secretary

AGENT AND LENDER:	WELLS FARGO BANK, N.A. By:/s/William M. Laird Name:William M. Laird Title: SVP